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                                                       Cynthia W. Lee
                                                       (612) 475-7936

                                                       FOR IMMEDIATE RELEASE




                       TCF ANNOUNCES STOCK REPURCHASE PROGRAM

     MINNEAPOLIS, June 23, 1998 - TCF Financial Corporation (TCF) (NYSE:TCB) announced today that its board of directors has authorized another repurchase of up to 5 percent of TCF common stock, or approximately 4.5 million shares. The shares will be repurchased from time to time, depending upon market conditions, through open market or privately negotiated transactions. The repurchased shares will become treasury shares.

     TCF has 1.4 million shares remaining unpurchased in its current 5 percent stock repurchase program, authorized by the board of directors in January 1998, which the company expects to repurchase before initiating the new program. TCF has approximately 89.7 million common shares outstanding.

     TCF is a $9.7 billion national bank holding company based in Minneapolis. TCF's banks are based in Minnesota, Illinois, Wisconsin, and Colorado as TCF National Bank, and in Michigan as Great Lakes National Bank. Other TCF affiliates include business-equipment leasing, consumer finance, mortgage banking, title insurance, annuity and mutual fund sales companies.

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